Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
March 21, 2006	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

2005 OPERATING HIGHLIGHTS, Q1 2006 DIVIDEND

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following:

2005 Balance-Sheet Highlights

Total assets rose 11.4 percent to $57.7 billion at December 31, 2005, up from $51.8 billion at the close of 2004. Advances increased 26.2 percent to $38.1 billion, and represented 66.0 percent of total assets. This growth was due primarily to increases in both short-term and variable-rate advances. Investments were $7.6 billion at yearend, relatively unchanged from yearend 2004, and yearend member-mortgage assets grew to $4.9 billion, compared with $4.0 billion at yearend 2004.

2005 Operating and Capital Results

Net income for 2005 increased 51.2 percent to $135.3 million, compared with $89.5 million for 2004. Capital rose to $2.5 billion at yearend 2005, compared with $2.1 billion at yearend 2004. Net interest income after provision for credit losses on mortgage loans increased $38.0 million, or 17.7 percent, to $253.1 million for the year ended December 31, 2005, from $215.1 million for the year ended December 31, 2004. The increase in net interest income was driven primarily by higher average interest-earning assets outstanding, combined with the effect of higher interest rates on higher average capital balances. The Bank’s contribution to the Affordable Housing Program rose to $15.2 million in 2005 due to increased earnings, up from $10.1 million the previous year.

First Quarter 2006 Dividend

The Bank’s board of directors declared a dividend rate with an equivalent annual yield of 5.25 percent for the first quarter of 2006. The dividend will be paid on April 4, 2006.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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